EXHIBIT 10.5

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

by and between

CORPORACIÓN NOVAVISIÓN, S. de R.L. de C.V.

and

GRUPO GALAXY MEXICANA, S. de R.L. de C.V.

Dated as of October 8, 2004

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT, dated as of October 8, 2004 (this “Agreement”), by and among Corporación Novavisión, S. de R.L. de C.V., a Mexican limited liability company with variable capital (“Novavisión”) and Grupo Galaxy Mexicana, S. de R.L. de C.V., a Mexican limited liability company with variable capital (“Galaxy Mexico”). As used herein, defined terms for each of the Parties shall include each Party’s respective successors and permitted assigns. Capitalized terms used herein but not defined upon first usage have the meanings given to them in Article I hereof.

RECITALS

WHEREAS, based upon the operating results, financial condition, and prospects of Galaxy Mexico, the company’s partners have concluded that Galaxy Mexico is a failing business without a viable future and have announced their intention to cease funding Galaxy Mexico;

WHEREAS, in view of the insolvency of Galaxy Mexico without further funding from its partners, Galaxy Mexico has determined to discontinue its operations;

WHEREAS, the Parties wish to permit DTH subscribers of Galaxy Mexico to obtain, at their election, an alternative DTH service as a result of Galaxy Mexico’s discontinuation of operations; and

WHEREAS, the Parties hereto desire to enter into certain transactions in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each of the parties hereto agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the meanings set forth below:

“Active Subscriber” means an active Subscriber of Galaxy Mexico (excluding VIP, commercial, program provider and pre-paid subscribers) that: (i) as of September 30, 2004, was not more than 58 days past due in the payment of any Subscription Charges then due in accordance with policies and procedures of Galaxy Mexico previously disclosed to Novavisión, and (ii) is identified on the Subscriber List.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person (it being understood that Innova Holdings, S. de R.L. de C.V., Innova, S. de R.L. de C.V. and their respective subsidiaries shall be deemed not to be Affiliates of any partner of such entities or their respective Affiliates).

“Business Day” means any day on which banking institutions in New York City and Mexico City are not authorized or obligated by law to close.

“Dispute” shall have the meaning set forth in Section 2.1(c)(iii).

“DTH Business” means any business or enterprise which owns or operates a direct-to-home satellite system which transmits multiple television channels via satellite directly to integrated decoders/receivers operated by end-viewers in a manner that allows end-viewers to access television channels to which they subscribe (whether on a tiered, a la carte or pay-per-view basis), provided that the following shall not, on its own, be deemed to be DTH Businesses for the purposes of this Agreement: (a) the ownership or operation of one or more satellites or satellite transponders; (b) the provision of satellite transponder services to any Person or Persons; (c) the ownership or operation of one or more Internet services, sites or portals; (d) the ownership or operation of one or more television channels or other television programming services, whether or not they are provided to one or more direct-to-home satellite systems; and (e) the ownership or operation of any means of distributing or delivering television channels or other television programming signals other than through a direct-to-home satellite system which transmits multiple television channels as provided above.

“Galaxy Mexico” means Grupo Galaxy Mexicana, S. de R.L. de C.V., a Mexican limited liability company with variable capital, and its successors and permitted assigns.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnified Party” shall have the meaning set forth in Section 4.1.

“Indemnifying Party” shall have the meaning set forth in Section 4.2(a).

“Losses” means any liabilities (including all interest and expenses together with any tax thereon), obligations, losses, actual, consequential and punitive damages, fines, penalties, claims, actions, suits, judgments or amounts paid in settlement, of any nature or kind, including all costs, expenses and disbursements (including cost of investigation by, and reasonable attorneys’, accountants’ and expert witnesses’ fees and expenses payable to, third parties).

“Non-Qualifying Subscriber” means an Active Subscriber that, as of September 30, 2004: (i) had been an active Subscriber of Galaxy Mexico for not more than 14 months and (ii) was thirty (30) or more days past due in the payment of any Subscriber Charges then due in accordance with the existing policies and procedures of Galaxy Mexico.

“Notes” shall have the meaning set forth in Section 2.1(b).

“Novavisión” means Corporación Novavisión, S. de R.L. de C.V., a Mexican limited liability company with variable capital, and its successors and permitted assigns.

“Party” means each of Novavisión and Galaxy Mexico.

“Person” means any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, Governmental Authority or other entity of any nature whatsoever.

“Process Agent” shall have the meaning set forth in Section 5.4(b).

“Qualifying Subscriber” means an Active Subscriber that is not a Non-Qualifying Subscriber.

“Subscriber” means, with respect to a DTH Business, a residential subscriber of the satellite television service offered by such DTH Business, determined in accordance with the policies and procedures of such DTH Business as in effect from time to time.

“Subscriber List” means the list of Active Subscribers of Galaxy Mexico as of September 30, 2004, including the supporting records and data accessible through Galaxy Mexico’s subscribers management system, which list Galaxy Mexico is being delivered to Novavisión contemporaneously herewith.

“Subscription Charges” means, with respect to a DTH Business, all subscription fees and other charges (including, without limitation, those relating to IRD rentals, membership, insurance, reactivation, smart cards, magazines, pay-per-view and special events) required to be paid by Subscribers in accordance with the policies and procedures of such DTH Business and the subscription plan for which such Subscriber has contracted (excluding any pay-per-view and magazine charges that are the subject of a good faith billing dispute).

Section 1.2 Interpretation and Construction of Terms. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles, Sections, Exhibits and Schedules to this Agreement unless the context shall otherwise require. The table of contents and headings are inserted for convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement. Unless the context shall otherwise require, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision). Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given, on the next Business Day.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Subscriber List.

Upon the terms and subject to the conditions set forth in this Agreement and to the filing with the “Comisión Federal de Competencia” of Mexico (the “Filing”), Galaxy Mexico hereby transfers and sells to Novavisión and Novavisión hereby accepts, all of Galaxy Mexico’s right, title and interest in, to and under the Subscriber List. The purchase price payable by Novavisión to Galaxy Mexico for the Subscriber List shall be payable by delivering to Galaxy Mexio two duly executed promissory notes in the original principal amount of Ps.144,112,485.47, and Ps.476,999,719.53, respectively (the “Notes”).

Section 2.2 Taxes.

(a) Novavisión shall pay to Galaxy Mexico in cash the corresponding value added tax imposed by Mexico or any political subdivision or taxing authority thereof or therein with respect to the transfer and sale of the Subscriber List at the time when Novavisión pays in cash the agreed upon consideration for the transfer and sale of the Subscriber List; provided, however, that if prior to the actual payment of such agreed upon consideration, Galaxy Mexico sells, assigns or otherwise transfers a Note to a third party in accordance with Section 11 of the Note, then Novavision shall pay to Galaxy Mexico in cash such corresponding value added tax on the date of such sale, assignment or other transfer in accordance with Article 1-B of the Value Added Tax Law as in effect on such date.

(b) Novavisión and Galaxy Mexico agree that no portion of the agreed upon consideration for the transfer and sale of the Subscriber List shall be treated as interest for any Mexican tax purposes.

(c) Each of Galaxy Mexico and Novavisión shall be responsible for its own income tax liabilities arising out of, relating to or resulting from the transfer and sale of the Subscriber List.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Both Parties. Each Party to this Agreement represents and warrants to the other Party as follows:

(a) Due Incorporation. Such Party is duly incorporated or otherwise duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the power and lawful authority to own its assets and properties and to carry on its business as now conducted.

(b) Power; Authority; Execution; Delivery; Enforceability. Such Party has the full right, power and authority and has obtained all corporate or similar approvals required to enter into, execute and deliver this Agreement and to perform fully such Party’s obligations hereunder. This Agreement has been duly executed and delivered by such Party and, assuming the due execution and delivery by the other Party hereto, constitutes the valid and binding obligation of such Party, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability. Each Party has delivered to the other Party a certificate of the Secretary of such Party and each Affiliate thereof required to take any action or execute any agreement or instrument in connection with the transactions contemplated by this Agreement: (i) attaching and certifying as to the accuracy of the charter and bylaws or similar governing documents of such Party or Affiliate, and (ii) attaching and certifying as to the full force and effect of resolutions adopted by the board of directors or shareholders of such Party or Affiliate, evidencing the authority of such Party or Affiliate to execute any agreement or instrument or take any other action contemplated by this Agreement.

(c) Consents. No approval or consent of, or registration with or notification to, any Governmental Authority or of any other Person is required in connection with the execution and delivery by such Party of this Agreement and the consummation and performance by such Party of the transactions contemplated hereby, except for the Filing and except such consents and approvals and registrations and notifications already obtained or made which if not obtained or made would not materially impair such Party’s ability to perform its obligations under this Agreement or reasonably be expected to have a material adverse effect on the financial position of such Party.

(d) No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereunder and the performance by such Party of this Agreement in accordance with its terms and conditions does not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the Certificate of Incorporation, By-laws or documents analogous to the foregoing documents of such Party, (ii) any instrument, contract or other agreement to which such Party is a party or by or to which it or its assets or properties are bound or subject, or (iii) any statute or any regulation, order, judgment or decree of any Governmental Authority, except conflicts, breaches or violations as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, materially impair such Party’s ability to perform its obligations under this Agreement or reasonably be expected to have a material adverse effect on the financial positions of such Party.

(e) Litigation. (i) As of the date hereof, there are no actions, suits, proceedings or, to the actual knowledge of such Party, investigations pending or, to the knowledge of such Party, threatened against or affecting such Party or the Affiliates of such Party or their respective properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality or arbitrator which would, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding, which if adversely determined) reasonably be expected to materially impair such Party’s ability to perform its obligations under this Agreement, and (ii) such Party or the Affiliates of such Party have not received any currently effective notice of any default, and such Party and the Affiliates of such Party are not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality or arbitrator which would reasonably be expected to materially impair such Party’s ability to perform its obligations under this Agreement.

Section 3.2 Representations and Warranties of Galaxy Mexico. Galaxy Mexico represents and warrants to Novavisión as follows:

(a) Subscriber Information. The Subscriber List contains (i) a true, complete and correct list of all Active Subscribers (including the name, address and other contact information for each Active Subscriber and a breakdown of Qualifying Subscribers and Non-Qualifying Subscribers), and (ii) to Galaxy Mexico’s knowledge, an accurate description of all existing promotion, retention or discount programs or arrangements available to Active Subscribers and identifies each Active Subscriber participating or eligible to participate in such programs or arrangements.

(b) Accuracy of Information. The information set forth in the Filing with respect to Galaxy Mexico is true, complete and correct in all material respects.

ARTICLE IV

INDEMNIFICATION

Section 4.1 Indemnification. Each Party will indemnify, defend and hold harmless the other Party, such other Party’s Affiliates, and the officers, directors, employees, shareholders, partners, members, agents and representatives of such other Party and such other Party’s Affiliates, from and against any and all Losses arising out of, resulting from or relating to

(i) any breach by such Party of a representation or warranty contained herein, or (ii) any failure by such Party to perform any agreement or covenant contained herein, except to the extent such performance is prevented or impeded by the other Party’s willful misconduct, in which case such other Party shall be responsible for such misconduct.

Section 4.2 Procedure for Indemnification.

(a) For purposes of this Article IV, any Person entitled to indemnification is referred to as an “Indemnified Party”, and any Person liable to indemnify an Indemnified Party shall be known as an “Indemnifying Party.” The Indemnified Party shall notify the Indemnifying Party as soon as practicable after the Indemnified Party receives notice of or otherwise has actual knowledge of such claim, and shall provide to the Indemnifying Party as soon thereafter as practicable all information and documentation necessary to support and verify the claim being asserted, and the Indemnifying Party shall be given access to all books and records in the possession or control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim.

(b) Promptly after receipt by an Indemnified Party of notice of the commencement by any third party of any action, suit or proceeding which might result in the Indemnifying Party becoming obligated to indemnify or make any other payment to the Indemnified Party under this Article IV, the Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party, notify the Indemnifying Party promptly in writing of the commencement thereof. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have on account of this indemnification or otherwise, except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right, within thirty (30) days after being so notified, to assume the defense of such litigation or proceeding with counsel reasonably satisfactory to the Indemnified Party. In any such litigation or proceeding the defense of which has been assumed by the Indemnifying Party, the Indemnified Party shall have the right to participate therein and retain its own counsel at its own expense, provided that such Indemnified Party’s counsel shall be retained at the Indemnifying Party’s expense if (i) the Indemnified Party and the Indemnifying Party so agree or (ii) the named parties to any such litigation or proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate due to actual or potential differing interests between them, provided further that in no event shall an Indemnifying Party be obligated to pay for more than one firm of counsel (in addition to any local counsel) for all such Indemnified Parties, unless the representation of all Indemnified Parties by the same firm of counsel would be inappropriate due to actual or potential differing interests between them or each such Indemnified Party is named party to any such litigation or proceeding. To the extent that the settlement of such an action or proceeding, the defense of which has been assumed by the Indemnifying Party, involves payment of money, the Indemnifying Party shall have the right, in consultation with the Indemnified Party, to settle those aspects dealing only with the payment of money. Notwithstanding the foregoing, in connection with any such defense or settlement, the Indemnifying Party shall not enter into a consent decree or any settlement involving injunctive or other non-monetary relief or consent to an injunction or any settlement without the Indemnified Party’s written consent, which consent shall not be unreasonably withheld. The Indemnified Party shall cooperate, and shall use its reasonable efforts to cause its employees and the employees of any of its respective Affiliates to cooperate with the Indemnifying Party in the defense of any action, suit or proceeding assumed by the Indemnifying Party.

(c) Each Indemnifying Party’s obligation under this Article IV shall not affect the other Parties’ right to seek any other remedy upon a default by the Indemnifying Party under this Agreement.

(d) All sums payable by the Indemnifying Party in accordance with this Article IV shall be paid without any deduction, withholding, counterclaim or set-off.

ARTICLE V

MISCELLANEOUS

Section 5.1 Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail (air mail if addressed to an address outside of the country in which mailed), postage prepaid, return receipt requested, (c) by a generally recognized overnight courier service which provides written acknowledgment by the addressee of receipt, or (d) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (d) shall also be sent pursuant to clause (b) or (c)), addressed as follows:

(i) if to Novavisión, to:

Corporación Novavisión, S. de R.L. de C.V.

Insurgentes Sur No. 694

Del Valle C.P. 03100

Mexico, D.F.

Attention: Director Juridico

Telecopier: (52-55) 5448-4047

     with copies to:

Grupo Televisa, S.A.

Avenida Vasco de Quiroga 2000

Edificio A, Cuarto Piso

Colonia Santa Fe Zedec

01210 Mexico, D.F.

Attn: Juan S. Mijares Ortega, General Counsel

Telecopier: (52-55) 5261-2546

Fried, Frank, Harris, Shriver & Jacobson, LLP

One New York Plaza

New York, New York 10004-1980

Attn: Joseph A. Stern, Esq.

Telecopier: (212) 859-8589

(ii) If to Galaxy Mexico, to:

Grupo Galaxy Mexicana, S. de R.L. de C.V.

Boulevard Manuel Avila Comacho

No. 1-101

Colonia Lomas de Chapultepec

11009 Mexico, D.F.

Mexico

Attn: General Manager

Telecopier: (52-55) 5279-8053

with copies to:

DIRECTV Latin America, LLC

1211 Avenue of the Americas

New York, NY 10036

Attn: General Counsel

Telecopier: (212) 462-5036

and

Gonzalez Calvillo, S.C.

Montes Urales No.632

Piso 3

Esq. Monte Pelvoux

Lomas de Chapultepec

11000 Mexico, D.F.

Mexico

Attn: Jorge Cervantes Trejo

Telecopier: (52-55) 5520-7671

or to such other addresses as may be specified by like notice to the other parties.

Section 5.2 Waiver, Amendment, etc. This Agreement may not be amended or supplemented, and no waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by, and delivered to, all the Parties hereto. No failure or delay of any Party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof of the exercise of any other right or power.

Section 5.3 Binding Agreement; Assignment; No Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns. Except as set forth herein and by operation of law, no party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of each other party to this Agreement. Nothing expressed or implied herein is intended or will be construed to confer upon or to give to any third party any rights or remedies by virtue hereof.

Section 5.4 Governing Law; Dispute Resolution; Equitable Relief.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

(b) Each Party to this Agreement irrevocably consents and agrees that any legal action, suit or proceeding by it against any of the other Parties with respect to its rights, obligations or liabilities under or arising out of or in connection with this agreement shall be brought by such Party only in the United States District Court for the Southern District of New York or, in the event (but only in the event) such court does not have subject matter jurisdiction over such action, suit or proceeding, in the courts of the State of New York sitting in New York City, and each Party to this Agreement hereby irrevocably accepts and submits to the jurisdiction of each of the aforesaid courts in person and, with respect to any such action, suit or proceeding (including, without limitation, claims for interim relief, counterclaims, actions with multiple defendants and actions in which such party is implied). Each Party hereto irrevocably and unconditionally waives any right that it may have to a jury trial in any legal action, suit or proceeding with respect to, or arising out of or in connection with this Agreement. Each of the Parties hereby irrevocably designates CT Corporation System (the “Process Agent”), with an office at 111 Eighth Avenue, New York, New York 10011, as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction in any legal action or proceedings with respect to this Agreement, and such service shall be deemed complete upon delivery thereof to the Process Agent, provided that in the case of any such service upon the Process Agent, the Party effecting such service shall also deliver a copy thereof to the intended recipient in the manner provided in Section 5.1. Each of the Parties shall take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that each Party will at all times have an agent for service of process for the above purposes in New York, New York. In the event of the transfer of all or substantially all of the assets and business of the process agent to any other corporation by consolidation, merger, sale of assets or otherwise, such other corporation shall be substituted hereunder for the process agent with the same effect as if named herein in place of the Process Agent. Each of the Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such Party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by applicable laws. Each of the Parties expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America.

(c) Each Party hereto agrees that money damages would not be a sufficient remedy for the other Parties hereto for any breach of this Agreement by it, and that in additional to all other remedies the other Parties hereto may have, they shall be entitled to specific performance and to injunctive or other equitable relief as a remedy for any such breach. Each Party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

Section 5.5 Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. To the extent permitted by applicable law, each Party hereto waives any provision of applicable law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible.

Section 5.6 Table of Contents; Headings. The table of contents and the headings in this Agreement are for convenience of reference only and will not affect the construction of any provisions hereof.

Section 5.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 5.8 Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein, provided that this provision shall not abrogate any other written agreement between the parties hereto executed simultaneously with this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 5.9 Further Assurances. Each Party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments, agreements and documents, and to do all such other acts and things, as may be required by law or as may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 5.10 Survival of Rights, Duties and Obligations. Dissolution or termination of the Company for any cause shall not release any Party from any liability which at the time of dissolution or termination had already accrued to any other Party or which thereafter may accrue in respect of any act or omission prior to such dissolution or termination.

Section 5.11 Costs and Expenses. Each Party hereto shall bear its own fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and any agreements, instruments or documents executed or delivered in connection herewith, except as otherwise specifically provided herein or therein.

Section 5.12 Public Announcements. Upon execution of this Agreement, the Parties shall issue an agreed press release announcing the transactions contemplated by this Agreement and the Ancillary Agreements. Except as required by law or regulation or the requirements of applicable stock exchanges, no other public disclosure or publicity concerning the subject matter hereof will be made without the prior approval of each of the Parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CORPORACIÓN NOVAVISIÓN, S. de R.L. de C.V.

By:	/s/ Alexandre Moreira Penna da Silva
Name:	Alexandre Moreira Penna da Silva
Title:	Attorney-in-Fact

By:	/s/ Carlos Ferreiro Rivas
Name:	Carlos Ferreiro Rivas
Title:	Attorney-in-Fact

GRUPO GALAXY MEXICANA, S. de R.L. de C.V.

By:	/s/ Keith Suchy
Name:	Keith Suchy
Title:	Senior Vice President-Finance

[Purchase and Sale Agreement]